Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 1, 2010, relating to the financial statements of Rowan Companies, Inc., and the effectiveness of Rowan Companies, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Rowan Companies, Inc. for the year ended December 31, 2009, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ Deloitte & Touche LLP
Houston, Texas
August 5, 2010